Exhibit 5.1

May 23, 2013

Solitario Exploration & Royalty Corp.

4251 Kipling Street, Suite 390

Wheat Ridge, Colorado 80033

Re:	Solitario Exploration & Royalty Corp. Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Solitario Exploration & Royalty Corp, a Colorado corporation (the “Company”), in connection with the Company’s offer and sale of up to 136,500 shares of its common stock, $0.01 par value (the “Shares”), pursuant to: (1) the Registration Statement on Form S-3 (File No. 333-172929) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and declared effective by the Commission on March 29, 2011, and (2) the Company’s prospectus supplement relating to the Shares dated May 23, 2013, together with the Company’s prospectus dated March 29, 2011, as filed by the Company with the Commission pursuant to Rule 424(b)(3) under the Act (collectively, the “Prospectus”). All of the Shares are to be issued and sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined (i) the Registration Statement and the Prospectus, (ii) the Company’s Articles of Incorporation and Bylaws, each as currently in effect; (iii) that certain Third Amendment to Mining Lease Agreement dated May 23, 2013 by and among John E. and Tammi Carrington, Mt. Hamilton LLC, a Colorado limited liability company (“MH LLC”), and the Company (the “Carrington Amendment”); (iv) that certain Third Amendment to Mining Lease Agreement dated May 23, 2013 by and among Centennial Minerals Company LLC, a Nevada limited liability company, MH LLC, and the Company; and (v) such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

The opinion set forth below is limited to the Colorado Business Corporation Act, and to the facts as they presently exist and the effect of the present state of the Colorado Business Corporation Act. We undertake no obligation to revise or supplement this opinion in the event of future changes to such laws, or the interpretations thereof, or to the facts that presently exist. We express no opinion as to the application of the securities or blue sky laws of any states with respect to the offer or sale of the Shares.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the Registration Statement and the Prospectus, and accordance with the CMC Amendment and the Carrington Amendment, will be validly issued, fully paid and nonassessable.

This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Polsinelli PC under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely

/s/ Polsinelli PC

Polsinelli PC